ANTENNA PRODUCTS, INC.
                             Audit Committee Charter

                                  June 13, 2000



The audit committee of the Board of Directors ("the Board") of Antenna Products, Inc. (AP) will have the oversight responsibility, authority and specific duties as described below. The charter is to be published as an appendix to the proxy statement every three years.

COMPOSITION

The audit committee will be comprised of three or more directors as determined by the Board. The members of the audit committee will meet the requirements of the Nasdaq independent director and audit committee requirements. The members of the audit committee will be elected annually at the organizational meeting of the full Board held in October and will be listed in the annual report to shareholders. One of the members of the audit committee will be elected committee chair by the Board.

RESPONSIBILITY

The audit committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the external audit process. In addition, the audit committee provides an avenue for communication between the independent accountants, financial management and the Board. The audit committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the audit committee, and that the ultimate accountability of the independent accountants is to the Board and the audit committee. The audit committee will make regular reports to the Board concerning its activities. While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that AP's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and AP's business conduct guidelines.

AUTHORITY

Subject to the prior approval of the Board, the audit committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the audit committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the audit committee.
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Audit Committee Charter
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MEETINGS

The audit committee is to meet at least once each year and as many additional times as the audit committee deems necessary. Content of the agenda for each meeting should be cleared by the audit committee chair. The audit committee is to meet in separate executive sessions with the chief financial officer and the independent accountants at least once each year and at other times when considered appropriate.

ATTENDANCE

Audit committee members will strive to be present at all meetings. As necessary or desirable, the audit committee chair may request that members of management and representatives of the independent accountants be present at audit committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the audit committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with all applicable NASDAQ Audit Committee Requirements.

2. Review with AP's management and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

3. Review with AP's management and independent accountant's significant accounting and reporting principles, practices and procedures applied by AP in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability, of AP's accounting principles used in financial reporting.

4. Review the scope and general extent of the independent accountants' annual audit. The audit committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the audit committee that no limitations have been placed on the scope or nature of their audit procedures. The audit committee will review annually with management the fee arrangement with the independent accountants.

5. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and AP as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

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6.       Have a predetermined  arrangement with the independent accountants that they will advise the audit committee through its chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with audit committees is to be made prior to the related press release and prior to filing Forms 10-Q.

7. At the completion of the annual audit, review with management and the independent accountants the following:


         - The annual financial statements and related footnotes and financial information to be included in AP's annual report to shareholders and on form 10-K.

         - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application

         - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management, which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on AP's financial statements.

         - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of AP's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.



8. Discuss with the independent accountants the quality of AP's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to AP's needs.

9. Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as `material' or `serious'. Typically, such recommendations will be presented by the independent

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         accountants in the form of a Letter of Comments and  Recommendations to the audit committee. The audit committee should review responses of management to the Letter of Comments and Recommendations from the independent accounts and receive follow-up reports on action taken concerning the aforementioned recommendations.

10. Recommend to the Board the selection, retention or termination of AP's independent accountants.

11. Review with management and the independent accountants the methods used to establish and monitor AP's policies with respect to unethical or illegal activities by AP employees that may have a material impact on the financial statements.

12. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from AP's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

13. As the audit committee may deem appropriate, obtain, weigh and consider expert advice as to the audit committee related rules of Nasdaq, Statements on Auditing Standards and other accounting, legal and regulatory provisions.